For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter of Fiscal 2012 Operating Results

Greenwich, Connecticut, March 7, 2012 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended January 31, 2012.

Diluted Funds from Operations (FFO) for the first quarter of fiscal 2012 was $8,231,000 or $0.29 per Class A Common share and $0.27 per Common share, compared to $10,811,000 or $0.39 per Class A Common share and $0.35 per Common share in last year’s first quarter.

Net income applicable to Class A Common and Common stockholders was $3,764,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share in the first quarter of fiscal 2012 compared to $6,876,000 or $0.25 per diluted Class A Common share and $0.23 per diluted Common share in the same quarter last year.

FFO and net income applicable to Class A Common and Common stockholders for the quarter ended January 31, 2011 included lease termination income in the amount of $2,988,000 relating to a lease termination settlement with a grocery store tenant that vacated its space in the Company’s Meriden property prior to expiration of its lease.  The Company has leased the space to another grocery store tenant that began paying rent in August 2011.

Rental revenues and net operating income (exclusive of the $2.99 million lease termination income in fiscal 2011) from properties owned in both of the three month periods ended January 31, 2012 and 2011 were relatively unchanged as increases in rental rates for in-place leases in the portfolio and cash flows relating to new leases were more than offset by additional vacancies in our portfolio.  At January 31, 2012 the percentage of the gross leasable area of the core properties that was leased amounted to 91%, an increase of 0.52% from the end of fiscal 2011 but a decrease of 2.63% from the beginning of fiscal 2011.  The Company has three equity investments in unconsolidated joint ventures totaling 447,000 square feet; at January 31, 2012 those properties were 97.1% leased.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “While we are encouraged that we see signs of improvement in the economy in our marketplace, we still face many substantial challenges in 2012, but we are optimistic that we will meet these challenges.  Leasing the vacant space in our portfolio remains our most important focus.  We currently have 364,000 square feet of vacant leasable space in our properties, but interest from prospective tenants has resulted in letters of intent or signed lease deals on portions of this space covering approximately 57,000 square feet.  If these leasing transactions can be completed, it will mean improved operating results in the latter part of 2012 and beyond.  In 2011, we were successful in identifying and closing two property acquisitions in our core marketplace and in the first quarter of fiscal 2012 we completed the acquisition of the Eastchester Plaza Shopping Center in the Town of Eastchester, Westchester County, NY.  This property contains 24,000 square feet of leasable space and is anchored by a CVS Pharmacy.  These three acquisitions were at reasonable prices that will continue to allow the Company to grow.  Eastchester Plaza is located in one of the most affluent towns in Westchester County with very strong demographics and high barriers to further development.

Our operating results, same store rental revenue, and same store net operating income continue to be flat when compared with the corresponding period of last year since the improvement realized by new leases entered in fiscal 2011 was largely offset by new vacancies in fiscal 2011.  Looking ahead, another major challenge the Company faces is increased competition for shopping centers in our marketplace.  This competition continues to push prices for those centers to very high levels.  We are confident that we will still be able to identify and acquire grocery anchored shopping centers in our core marketplace using our proven strategies at prices that will be accretive to our FFO.  We will also continue to focus on improving our existing portfolio to strengthen it for the long term.  In February 2012, we completed a $28 million mortgage financing on a previously unencumbered property.  The mortgage has a term of ten years and requires monthly payments of principal and interest at a fixed rate of interest of 4.85%.  Proceeds from the financing were used to re-pay our unsecured revolving credit facility. At January 31, 2012, our core portfolio was 91% leased, up modestly from the end of fiscal 2011 but still below our historical norm of 96%, so we still have a ways to go to get back to that level.”

At their regular meeting, the Directors of the Company approved a quarterly dividend on shares of the company’s Class A Common Stock and Common Stock.  The quarterly dividend rates approved were $0.2475 for each share of Class A Common Stock and $0.225 for each share of Common Stock. The dividends are payable April 20, 2012 to stockholders of record on April 5, 2012.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 53 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 169 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 18 consecutive years.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2012 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2012	2011
Revenues
Base rents	$16,714	$16,143
Recoveries from tenants	5,302	5,080
Lease termination income	87	2,988
Other income	581	315
Total Revenues	22,684	24,526

Operating Expenses
Property operating	3,719	3,236
Property taxes	3,752	3,645
Depreciation and amortization	4,212	3,787
General and administrative	1,947	1,901
Acquisition costs	85	-
Directors' fees and expenses	71	85
Total Operating Expenses	13,786	12,654

Operating Income	8,898	11,872
Non-Operating Income (Expense):
Interest expense	(2,035)	(1,904)
Equity in net income from unconsolidated joint ventures	26	62
Interest, dividends and other investment income	225	195
Net Income	7,114	10,225

Noncontrolling interests
Net income attributable to noncontrolling interest	(77)	(76)
Net income attributable to Urstadt Biddle Properties Inc.	7,037	10,149
Preferred stock dividends	(3,273)	(3,273)

Net Income Applicable to Common and Class A Common Stockholders	$3,764	$6,876

Diluted Earnings Per Share:
Common:	$.12	$.23
Class A Common	$.13	$.25

Dividends Per Share:
Common	$.2250	$.2225
Class A Common	$.2475	$.2450

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	7,990	7,798
Class A Common and Class A Common Equivalent	20,710	20,650

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2012 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2012	2011
Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:

Net Income Applicable to Common and Class A Common Stockholders	$3,764	$6,876

Plus: Real property depreciation	3,227	3,014
Amortization of tenant improvements and allowances	847	618
Amortization of deferred leasing costs	123	146
Depreciation and amortization on unconsolidated joint ventures	270	157

Funds from Operations Applicable to Common and Class A Common Stockholders	$8,231	$10,811

Funds from Operations (Diluted) Per Share:
Class A Common	$.29	$.39
Common	$.27	$.35

Balance Sheet Highlights
(in thousands)
	January 31,	October 31,
	2012	2011
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$641,823	$631,167

Investments in and advances to unconsolidated joint ventures	$26,207	$26,384

Total Assets	$584,120	$576,264

Liabilities
Revolving credit lines	$46,850	$41,850

Mortgage notes payable and other loans	$121,055	$118,135

Total liabilities	$185,249	$175,019

Redeemable Preferred Stock	$96,203	$96,203

Redeemable Noncontrolling Interests	$2,868	$2,824

Total Stockholders’ Equity	$299,800	$302,218